Exhibit 99.1

Contacts:

Medivation, Inc.	WeissComm Partners

Patrick Machado, Chief Financial Officer	Jani Bergan

(415) 543-3470 x201	(415) 946-1064

MEDIVATION ANNOUNCES TREATMENT OF FIRST PATIENT IN PHASE 1-2

CLINICAL TRIAL OF MDV3100 IN HORMONE-REFRACTORY PROSTATE CANCER

SAN FRANCISCO (July 25, 2007) – Medivation, Inc. (NASDAQ: MDVN) today announced treatment of the first patient in a Phase 1-2 clinical trial evaluating MDV3100, the Company’s lead development candidate for hormone-refractory prostate cancer.

“Metastatic prostate cancer that continues to progress despite conventional hormone treatments is the second leading cause of cancer death in men and treatment options for this disease are limited,” said Howard I. Scher, M.D., lead investigator of the MDV3100 Phase 1-2 trial and chief of the Genitourinary Oncology Service and D. Wayne Calloway Chair in Urologic Oncology at Memorial Sloan-Kettering Cancer Center (MSKCC) in New York. “I consider MDV3100 to be a promising drug in development.”

The Phase 1-2 open-label, dose-escalation trial is evaluating the safety and tolerability of MDV3100 when administered orally once daily in patients with hormone-refractory prostate cancer. Up to 62 patients will be included in the trial. Other endpoints include pharmacokinetics, the effect of MDV3100 on serum prostate-specific antigen (PSA) levels (a frequently-used surrogate marker of prostate cancer progression), and disease progression following treatment with MDV3100. The trial is being conducted at several clinical sites in the United States.

“We expect to report PSA data from the first subset of patients by the end of this year,” said David Hung, M.D., president and chief executive officer of Medivation. “If MDV3100 is tolerated and inhibits serum PSA levels in patients with hormone-refractory prostate cancer, we will seek approval to proceed directly to pivotal Phase 3 clinical trials for this indication and to expand clinical development to include the much larger population of patients with hormone-sensitive prostate cancer.”

About MDV3100

MDV3100 is the lead development candidate from a library of approximately 170 small molecules licensed by Medivation. These molecules were rationally designed to treat hormone-refractory prostate cancer by inhibiting the androgen receptor (AR) in a different manner from currently approved AR antagonist drugs, which are ineffective in treating prostate cancers that have become hormone-refractory.

MDV3100 was discovered by Charles L. Sawyers, M.D., chair of the Human Oncology and Pathogenesis Program, Marie-Josee and Henry R. Kravis Chair, and Howard Hughes Medical Institute Investigator at MSKCC, and Michael E. Jung, Ph.D., Distinguished Professor of Chemistry at the University of California, Los Angeles. Their research demonstrated that MDV3100 significantly inhibited the growth of otherwise refractory human prostate tumors in preclinical models.

These data, which were presented in an oral presentation at the American Society of Clinical Oncology’s Prostate Cancer Symposium in February 2007, showed that MDV3100 was associated with a significant dose-dependent reduction in tumor volume (p<0.05) in human hormone-refractory prostate tumors grown in mice. When left untreated, these human tumors approximately doubled in volume over a 28-day period. By contrast, treatment with MDV3100 over the same period caused these tumors to shrink. Most notably, in the high-dose group, tumor volume was reduced to non-measurable levels in three of seven animals.

About Prostate Cancer

Prostate cancer is the most common noncutaneous malignancy in men and accounts for approximately 10 percent of cancer-related deaths in the United States. The American Cancer Society estimates that approximately 219,000 new cases of prostate cancer will be diagnosed in the United States, and 27,000 men will die of metastatic disease, in 2007.

Prostate tumors that have stopped responding to, or are growing despite the use of, active hormone treatment strategies are characterized as hormone-refractory. Median survival in patients with hormone-refractory prostate cancer is about 10 to 18 months.

About Medivation

Medivation, Inc. is a biopharmaceutical company that acquires promising technologies in the late preclinical development phase and develops them quickly and cost-effectively. Medivation’s current portfolio consists of small molecule drugs in development to treat three large, unmet medical needs – Alzheimer’s disease, Huntington’s disease and hormone-refractory prostate cancer. The Company intends to build and maintain a portfolio of four to six development programs at all times. For more information, please go to www.medivation.com.

This press release contains forward-looking statements, including statements regarding the anticipated timing of clinical and regulatory milestones, which are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ significantly from those projected. You are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this release. You are also cautioned that none of the Company’s product candidates has been approved for sale, that significant additional animal and human testing is required in order to seek marketing approval for any of its product candidates, and that Medivation cannot assure you that marketing approval can be obtained for any of its product candidates. Medivation’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-KSB for the year ended December 31, 2006, include more information about factors that could affect the Company’s financial and operating results.

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